Exhibit 5.1

Our ref: VSL/766305-000001/20158123v5

AnPac Bio-Medical Science Co., Ltd. 801 Bixing Street, Bihu County Lishui, Zhejiang Province, 323006 People's Republic of China

21 July 2021

AnPac Bio-Medical Science Co., Ltd.

We have acted as counsel as to British Virgin Islands law to AnPac Bio-Medical Science Co., Ltd. (the "Company") in connection with its issue of US$3,014,000 of Convertible Debentures (the "Debentures") which are convertible into American Depositary Shares ("ADSs"), each of which represents one Class A ordinary share of the Company with a par value of US$0.01 each (the "Shares").

We are furnishing this opinion in connection with the Registration Statement and the issuance of the Debentures and the Transaction Shares (each as defined below).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 20 July 2021, including the Company's Certificate of Incorporation and its Third Amended and Restated Memorandum and Articles of Association registered on 27 January 2020 (the "Memorandum and Articles").

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 20 July 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The written resolutions of the board of directors of the Company dated 20 May 2021 and 20 July 2021 (the "Resolutions").

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 17 May 2021 (the "Certificate of Good Standing").

1.5	The registration statement on Form F-3 (Registration No.333-256630), as amended and supplemented, (the "F-3" or the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") on 28 May 2021 and effective on 7 June 2021.

1.6	The prospectus supplement dated 20 July 2021 (the “Prospectus Supplement”) related to the offering of the Debentures.

1.7	The transaction documents listed in the Schedule (the "Transaction Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company (the "Directors') in any way.

2.3	The Resolutions were signed by all the Directors in the manner prescribed in the Memorandum and Articles (including as to the disclosure of any Director's interests in the Transaction Documents), and have not been amended, varied or revoked in any respect.

2.4	Each Director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of this opinion letter.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and Directors (or any committee thereof) (duly convened in accordance with the memorandum and articles of association of the Company) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	The Company has not created any charges over any of its property or assets other than those entered in the Company's register of charges maintained at its registered office, or contemplated by the Transaction Documents.

2.7	The Transaction Documents and the Debentures have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.8	The Transaction Documents and the Debentures are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York, as the case may be (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.9	The choice of the Relevant Law as the governing law of the Transaction Documents and the Debentures has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts located in the City of New York (the "Relevant Jurisdiction") and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.10	Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.11	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.12	All signatures, initials and seals are genuine.

2.13	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

2.14	All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.15	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents and the Debentures.

2.16	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents and the Debentures.

2.17	The Debentures will be issued and authenticated in accordance with the provisions of the Transaction Documents.

2.18	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.19	All conditions precedent contained in the Transaction Documents have been satisfied or duly waived and there has been no breach of the terms of the Transaction Documents at the date hereof.

2.20	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any ADSs or Shares.

2.21	At the time of the issue of the ADSs and Shares that are issuable upon conversion of the Debentures (the "Transaction Shares") pursuant to the Transaction Documents (the "Conversion"):

(a)	the laws of the British Virgin Islands (including the BVI Business Companies Act (as amended) (the "Act") will not have changed in such way as to materially impact the issue of the Transaction Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Shares to issue the Transaction Shares;

(c)	the provision of the Memorandum and Articles relating to the issue of Shares will not have been altered, amended or restated; and

(d)	the Company will not have been struck off or placed in liquidation

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Debentures have been duly authorised by the Company and when the Debentures are signed in facsimile or manually by a director on behalf of the Company and, if appropriate, authenticated in the manner set forth in the Transaction Documents and delivered against due payment therefor will be duly executed, issued and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.3	The Transaction Shares have been duly authorised and when the Transaction Shares have been issued and allotted by the Company upon conversion of the Debentures against payment in full of the consideration therefor set out in the Transaction Documents and when appropriate entries made in the register of members of the Company, such Transaction Shares will be validly issued and allotted, fully paid and non-assessable, and will not be subject to any pre-emptive or similar rights under British Virgin Islands law or the Memorandum and Articles.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Documents and the Debentures (together, the "Documents") will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act, 2001;

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision of a Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions;

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of enforcement of the Documents.

4.3	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.4	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share in the Company, or (except only as is otherwise provided by the Memorandum and Articles or the Act or as otherwise agreed by the Company) any other rights in respect of any share in the Company other than an absolute right to the entirety thereof in the registered holder.

4.6	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders of Her Majesty in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.7	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.8	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Documents and enforce the remainder of the Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Documents in this regard.

4.9	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

4.10	We express no view as to the effect of transfer by delivery or the negotiation of Debentures in bearer form in any jurisdiction which does not recognise such transferability or negotiability.

4.11	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Schedule

Transaction Documents

1	Securities Purchase Agreement dated 20 July 2021 entered into between About Investment Limited, Heng Zhang, Layette Holdings Inc., Jie Wang, Jun Gao and Ruwei Wang (as the Buyers) and the Company.

2	The Debentures.